Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2019 RESULTS

Third Quarter Net Sales of $539 Million

Updates Fourth Quarter and Annual Fiscal 2019 Guidance

Richardson, TX. November 6, 2019 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the third quarter ended September 28, 2019.

Kosta Kartsotis, Chairman and CEO stated: “For the third quarter, sales performance was in line with our guidance range with sales improving sequentially from the second quarter across most geographies and all categories. The quarter also saw progress on key initiatives, including double-digit growth in Asia, strong global e-commerce expansion driven by double-digit online watch category growth, and robust performance from our Generation 5 connected watches. Our overall sales performance, however, was not up to our goals, and we are highly focused on bringing about a positive change in our top-line trajectory. In addition, we continue to reduce our overall cost structure in order to improve profitability and expand our capacity to invest in high growth areas.”

“We continue to bring exciting new innovations to the market across traditional and connected watch categories, while also accelerating our investments in digital. We believe these actions will help our current sales trends. We also expect to realize increased efficiencies from our New World Fossil 2.0 Transform to Grow initiative,” continued Mr. Kartsotis. “That said, we recognize these programs will take time. We remain confident in our strategy and believe we have the right team, operating platform, and balance sheet strength to achieve sustained long term profitable growth and deliver increased value for our stakeholders.”

Third Quarter Operating Results

Third quarter fiscal 2019 worldwide net sales of $539.5 million decreased $69.3 million or 11% and $58.9 million in constant currency (a 10% decline) compared to the third quarter of fiscal 2018. The contraction in third quarter worldwide net sales versus the prior year was primarily due to negative currency effects, store closures and business exits, lower inventory liquidation levels, and a reduction of sales in the lower margin off-price channel. The Americas region declined 18% in the third quarter, while Europe declined 16%, or 13% in constant currency. Headwinds in the wholesale channel lead to the declines in both the Americas and Europe. These declines were partially offset by performance in the Asia region where sales grew 9%, or 11% in constant currency, driven by strong watch category and e-commerce channel performance in mainland China, India and Korea. Watches declined in the Americas and Europe and increased in Asia.

Global retail comps in constant currency for the third quarter of fiscal 2019 were negative 2%, as compared to the third quarter of fiscal 2018. Positive comps in Americas outlet stores and e-commerce in Asia and Europe were more than offset by comp declines in Americas e-commerce, a result of shifting promotional strategies in the U.S., and declines in our full-price stores. From a product category perspective, positive watch comps were offset by negative leather and jewelry comps.

The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the third quarter of fiscal 2019 compared to the fiscal 2018 third quarter (in millions, except percentage data).

	Third Quarter
	2019	2018	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$220	$269	$(49)	$(49)	(18)%	(18)%
Europe	174	207	(33)	(26)	(16)	(13)
Asia	143	132	11	15	9	11
Corporate	2	1	1	1	92	92
Total net sales	$539	$609	$(70)	$(59)	(11)%	(10)%

Watches	$445	$487	$(42)	$(33)	(8)%	(7)%
Leathers	54	66	(12)	(11)	(17)	(16)
Jewelry	28	42	(14)	(13)	(33)	(30)
Other	12	14	(2)	(2)	(22)	(21)
Total net sales	$539	$609	$(70)	$(59)	(11)%	(10)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2019 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

During the third quarter of fiscal 2019, gross margin decreased 200 basis points to 51.6%, primarily driven by increased inventory valuation adjustments, an unfavorable currency impact of approximately 90 basis points and factory cost absorption on lower sales volumes. Additionally, a change in certain customer relationships in India occurred in the quarter which resulted in costs that were previously recorded within operating expenses now being recorded to product costs. These unfavorable impacts were offset by a decrease in off-price sales mix with improved margins, benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives and favorable region and product mix from higher margin sales in Asia.

Third quarter operating expenses were $287.7 million, including $7.0 million of restructuring costs primarily related to employee costs and professional services and $16.6 million in non-cash intangible asset impairment charges. The prior fiscal year third quarter operating expenses included $6.1 million of restructuring costs. Selling, general and administrative expenses decreased $33.7 million as compared to the third quarter of fiscal 2018 primarily as a result of store closures since the third quarter of last year, corporate and regional infrastructure reductions driven by the NWF initiatives and the currency effects of a stronger dollar.

Operating income (loss) for the third quarter of fiscal 2019 was $(9.2) million, as compared to $22.7 million in the third quarter of fiscal 2018. Operating income decreased in the third quarter of fiscal 2019 driven by lower sales and gross profit margin, non-cash intangible asset impairment charges and a $6.1 million unfavorable impact from currency changes, partially offset by reduced operating expenses.

During the third quarter of fiscal 2019, interest expense decreased $2.5 million to $7.4 million. Other income (expense) changed favorably $1.5 million to $(1.4) million, primarily due to more favorable transactional currency gains and losses in the third quarter of fiscal 2019 as compared to the prior fiscal year third quarter, partially offset by a loss on extinguishment of a prior debt agreement.

Income tax expenses were $6.9 million in the third quarter of fiscal 2019 and included an unfavorable impact from the GILTI provision of the Tax Cuts and Jobs Act and the recognition of deferred tax asset valuation allowances. The Company’s effective income tax rate in the third quarter of fiscal 2019 was (38.6)%, compared to 39.9% for the third quarter of fiscal 2018. The effective tax rate in the fiscal 2019 third quarter was negative compared to the prior year quarter primarily due to a higher level of foreign income which increased tax expense against a consolidated net loss.

The Company reported net income (loss) for the third quarter of fiscal 2019 of $(25.9) million compared to $5.0 million for the third quarter of fiscal 2018.  Diluted earnings (loss) per share were $(0.51), as compared to $0.10 for the third quarter of fiscal 2018. Diluted earnings per share for the third quarter of fiscal 2019 included restructuring charges of $0.11 per diluted share and non-cash intangible asset impairment charges of $0.25 per diluted share. The third quarter of fiscal 2018 diluted earnings per share included restructuring charges of $0.09 per diluted share. Excluding restructuring and non-cash intangible asset impairment charges, the year-over-year EPS decline was split between unfavorable taxes driven by jurisdictional mix and, to a lesser degree, lower operating profits driven mainly by sales declines. During the third quarter of fiscal 2019, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected earnings (loss) per share by $0.04 per diluted share.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes the following operating metrics are the most appropriate performance measures: net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense, and income (loss) before income taxes.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2019 and the fourth quarter of fiscal 2019. The Company expects the following during fiscal 2019:

GAAP Guidance
For Fiscal 2019:

•	Net sales in the range of (13.0)% to (11.0)%, including the estimated negative impact of business exits and currency of approximately (2.5)% and (2.0)%, respectively

•	Gross margin in the range of 51.0% to 52.0%

•	Operating expenses, ranging from $1,115 million to $1,135 million, including restructuring charges of $30 million

•	Operating margin in the range of 1.0% to 1.7%

•	Other income (expense) of approximately $26 million based on prevailing currency rates

•	Interest expense of approximately $30 million

•	Income (loss) before income taxes in the range of $18 million to $34 million

For the Fourth Quarter of Fiscal 2019:

•	Net sales in the range of (10.0)% to (5.0)%, including the estimated negative impacts of business exits and currency of approximately (1.8)% and (1.6)%, respectively

•	Gross margin in the range of 49.0% to 51.0%

•	Operating expenses, ranging from $295 million to $315 million, including restructuring charges of $5 million

•	Operating margin in the range of 7.5% to 9.0%

•	Other income (expense) of approximately $1 million based on prevailing currency rates

•	Interest expense of approximately $7 million

•	Income (loss) before income taxes in the range of $45 million to $60 million

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines, including risks related to the expanded launch of connected accessories; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; the integration of the organizations and operations of any acquired businesses into our existing organization and operations; risks related to the success of our restructuring programs; the termination or non-renewal of material licenses, foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	September 28, 2019	September 29, 2018
Net sales	$539.5	$608.8
Cost of sales	261.0	282.3
Gross profit	278.5	326.5
Gross margin	51.6%	53.6%
Operating expenses:
Selling, general and administrative expenses	264.1	297.8
Trade name impairment	16.6	—
Restructuring charges	7.0	6.1
Total operating expenses	$287.7	$303.9
Total operating expenses (% of net sales)	53.3%	49.9%
Operating income (loss)	(9.2)	22.6
Operating margin	(1.7)%	3.7%
Interest expense	7.4	9.9
Other income (expense) - net	(1.4)	(2.9)
Income (loss) before income taxes	(18.0)	9.8
Provision for income taxes	6.9	3.9
Less: Net income attributable to noncontrolling interest	1.0	0.9
Net income attributable to Fossil Group, Inc.	$(25.9)	$5.0
Earnings per share:
Basic	$(0.51)	$0.10
Diluted	$(0.51)	$0.10
Weighted average common shares outstanding:
Basic	50.5	49.4
Diluted	50.5	50.7

Consolidated Balance Sheet Data ($ in millions):	September 28, 2019	September 29, 2018
Assets:
Cash and cash equivalents	$147.5	$236.1
Accounts receivable - net	247.6	261.7
Inventories	570.2	521.3
Other current assets	126.4	129.4
Total current assets	$1,091.7	$1,148.5
Property, plant and equipment - net	$155.0	$190.6
Operating lease right-of-use assets	292.1	—
Intangible and other assets - net	101.8	130.4
Total long-term assets	$548.9	$321.0
Total assets	$1,640.6	$1,469.5

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$507.3	$443.2
Short-term debt	21.8	128.0
Total current liabilities	$529.1	$571.2
Long-term debt	$242.1	$269.1
Long-term operating lease liabilities	288.6	—
Other long-term liabilities	70.9	99.7
Total long-term liabilities	$601.6	$368.8
Stockholders’ equity	$509.9	$529.5
Total liabilities and stockholders’ equity	$1,640.6	$1,469.5

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	September 28, 2019			September 29, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$220.0	$0.4	$220.4	$269.1
Europe	173.9	7.0	180.9	207.0
Asia	143.3	3.0	146.3	131.5
Corporate	2.3	—	2.3	1.2
Total net sales	$539.5	$10.4	$549.9	$608.8

Product Categories:
Watches	$445.5	$8.5	$454.0	$486.5
Leathers	54.5	0.8	55.3	66.0
Jewelry	28.2	0.9	29.1	41.8
Other	11.3	0.2	11.5	14.5
Total net sales	$539.5	$10.4	$549.9	$608.8

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2018	Fiscal 2019
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$61.8	$(2.2)	$(5.2)	$(18.0)	$36.4
Plus:
Interest expense	10.8	8.1	7.4	7.4	33.7
Amortization and depreciation	16.9	14.4	13.9	13.6	58.8
Impairment expense	0.3	0.9	1.7	18.0	20.9
Other non-cash charges	2.9	0.3	1.6	8.8	13.5
Stock-based compensation	5.8	4.4	5.2	4.3	19.7
Restructuring expense	4.7	10.2	7.3	7.0	29.2
Less:
Interest Income	1.3	0.7	0.9	0.3	3.2
Adjusted EBITDA	$101.9	$35.4	$31.0	$40.8	$209.0

Store Count Information

	September 28, 2019				September 29, 2018
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	87	86	53	226	87	94	51	232
Outlets	115	72	35	222	130	74	40	244
Full priced multi-brand	—	4	2	6	—	5	4	9
Total stores	202	162	90	454	217	173	95	485

END OF RELEASE